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                                                                     Exhibit 8.1

                       KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                            NEW YORK, NY 10022 - 3852


                                                                           PARIS
TEL (212) 715-9100                                        47, AVENUE HOCHE 75008
FAX (212) 715-8000                                        TEL (33-1) 44 09 46 00
                                                          FAX (33-1) 44 09 46 01


                                  _______, 2003

Sweetheart Cup Company Inc.
10100 Reisterstown Road
Owing Mills, Md. 21117

Ladies and Gentlemen:

      We have acted as counsel to Sweetheart Cup Company Inc., a Delaware corporation (the "Company"), in connection with the offer to exchange 12% Senior Subordinated Notes due 2005 (the "new notes") for all outstanding 12% Senior Subordinated Notes due 2003 and the solicitation of consents to certain proposed amendments to the indenture governing such notes (the "exchange offer and consent solicitation").

      For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Registration Statement on Form S-4, as amended (File No. 333-101363) (the "Registration Statement") by the Company with the Securities and Exchange Commission, and (ii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations made by the Company, which we have neither investigated nor verified, as well as certain statements contained in the Registration Statement, which we have also neither investigated nor verified. We have assumed that all such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made "to the best knowledge of" any persons will be true, correct, and complete as if made without such qualification.

      Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") by the Company as to the United States federal income tax consequences of the exchange offer and consent solicitation and the ownership and disposition of the new notes. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

      Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States federal income tax law, that the discussion set forth in the Registration Statement under the caption "Certain U.S. Federal Income Tax Consequences," to the extent such statements summarize material federal income tax
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consequences of the exchange offer and consent solicitation and the ownership and disposition of the new notes to the holders described therein, are correct in all material respects.

      No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of the exchange offer and consent solicitation and the ownership and disposition of the new notes under any United States state or local or non-United States tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative practice, which may be changed at any time with retroactive effect. We do not undertake to advise you as to any changes after the date of this opinion in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

      This opinion has been delivered to you for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit.

                                Very truly yours,